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                                                                   Exhibit 23.2


                               CONSENT OF KPMG LLP


The Board of Directors
Cytomedix, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ KPMG LLP


Chicago, Illinois
May 24, 2001